EXHIBIT 99.1

HSN, Inc. Reports First Quarter 2010 Results

  HSNi Adjusted EBITDA increased 99% to $51.8 million from $26.1 million in the prior year
  Adjusted EPS increased 350% to $0.36 compared to $0.08 in the prior year
  HSNi sales increased 9% with growth rates of 9% at HSN and 6% at Cornerstone

ST. PETERSBURG, Fla., May 5, 2010 (GLOBE NEWSWIRE) -- HSN, Inc. (Nasdaq:HSNI) reported results for the first quarter ended March 31, 2010 for HSN, Inc. ("HSNi") and its two operating segments, HSN and Cornerstone.

Table 1
SUMMARY RESULTS AND KEY OPERATING METRICS (a)
($ in millions, except per share and average price point amounts)

	Q1 2010	Q1 2009	Change

Net Sales	$ 683.2	$ 629.6	9%
Non-GAAP:
Adjusted EBITDA	$ 51.8	$ 26.1	99%
Adjusted Net Income	$ 21.5	$ 4.6	363%
Adjusted EPS	$ 0.36	$ 0.08	350%
GAAP:
Operating Income	$ 37.5	$ 13.9	170%
Net Income	$ 17.7	$ 3.0	498%
Diluted EPS	$ 0.30	$ 0.05	500%

HSNi:
Average price point	$ 59.79	$ 58.48	2%
Units shipped (millions)	12.7	11.9	6%
Gross profit %	34.6%	33.5%	110 bps
Return rate %	17.4%	17.4%	0 bps
Internet net sales % (b)	37.6%	36.8%	80 bps

(a) Segment results for HSNi's two operating segments, HSN and Cornerstone, are presented separately in Tables 2 and 3 of this release.
(b) Internet net sales as a percent of total HSNi net sales.

See reconciliation of GAAP to non-GAAP measures in Table 4.

First Quarter 2010 Results vs First Quarter 2009 Results

  HSNi's net sales grew 9% to $683.2 million over the prior year. HSN's net sales increased 9% including 15% growth at HSN.com. Cornerstone's net sales increased 6%, the first year-over-year quarterly sales growth since the fourth quarter of 2007.

  HSNi's Adjusted EBITDA increased 99% to $51.8 million driven by a 9% increase in net sales, a 110 basis point increase in gross profit margin and leverage over operating expenses. Operating income increased 170% to $37.5 million compared to $13.9 million in the prior year.

  Adjusted EPS increased 350% to $0.36 from $0.08 in the prior year. GAAP diluted EPS was $0.30 compared to $0.05 last year.

  HSNi ended the first quarter of 2010 with $261.1 million in cash and cash equivalents.

"We are extremely pleased with HSNi's first quarter performance as we nearly doubled EBITDA on the strength of a 9% net sales gain and a 110 basis point increase in gross profit," said HSNi CEO Mindy Grossman.

"HSN net sales grew 9%, including a 15% increase at HSN.com as we leveraged our content across multiple channels.  At Cornerstone, performance continues to improve with the business delivering positive sales growth for the first time in more than two years," continued Ms. Grossman.  "We believe these accomplishments reaffirm the effectiveness of the strategies we are employing to drive profitable growth at HSNi."

Table 2
SEGMENT RESULTS
($ in millions)

	Three Months Ended
	March 31,
	2010	2009	Change
Net Sales
HSN	$ 518.9	$ 474.9	9%
Cornerstone	164.3	154.7	6%
Total HSNi	$ 683.2	$ 629.6	9%

Gross Profit
HSN	$ 171.6	$ 152.0	13%
Cornerstone	64.9	59.2	10%
Total HSNi	$ 236.5	$ 211.2	12%

Adjusted EBITDA (Non-GAAP measure)
HSN	$ 50.3	$ 35.3	43%
Cornerstone	1.5	(9.2)	116%
Total HSNi	$ 51.8	$ 26.1	99%

Operating Income (Loss)
HSN	$ 39.3	$ 26.2	50%
Cornerstone	(1.8)	(12.3)	85%
Total HSNi	$ 37.5	$ 13.9	170%

See reconciliation of GAAP to non-GAAP measures in Table 4.

Table 3
SEGMENT KEY OPERATING METRICS

	Three Months Ended
	March 31,
	2010	2009	Change
HSN:
Average price point	$ 59.36	$ 57.28	4%
Units shipped (millions)	9.9	9.3	6%
Gross profit %	33.1%	32.0%	110 bps
Return rate %	18.2%	17.7%	(50 bps)
Internet net sales % (a)	31.6%	30.0%	160 bps
Cornerstone:
Average price point	$ 61.28	$ 62.67	(2%)
Units shipped (millions)	2.8	2.7	6%
Gross profit %	39.5%	38.3%	120 bps
Return rate %	14.7%	16.2%	150 bps
Internet net sales % (a)	56.6%	57.4%	(80 bps)
Catalog circulation (millions)	58.7	60.5	(3%)

(a) Internet net sales as a percent of segment net sales.

 HSN Segment Results for the First Quarter 2010

Net sales for HSN increased 9% to $518.9 million led by strong growth in electronics, wellness and fashion.  HSN.com sales increased 15% over the prior year and now represent 31.6% of HSN's net sales, up from 30.0% in the prior year. Units shipped increased 6% and the average price point increased 4% due to less promotional activity and product mix.

Gross profit increased 13% to $171.6 million and gross profit margin improved 110 basis points to 33.1%. The improvement in gross profit was driven mainly by improved product margins due to less promotional activity.

Adjusted EBITDA increased 43% to $50.3 million from $35.3 million as a result of increased gross profit, partially offset by a 4% increase in operating expenses, excluding non-cash charges. Operating income increased 50% to $39.3 million compared to $26.2 million in the prior year.

Cornerstone Segment Results for the First Quarter 2010

Net sales for Cornerstone increased 6% to $164.3 million compared to the prior year despite a 3% reduction in catalog circulation. The sales growth is attributable to an increase in demand in luxury and outdoor products, the execution of strategic merchandising and marketing initiatives and a reduction in return rates. Return rates declined by 150 basis points to 14.7% due to product mix and a continued focus on quality improvement programs.

Gross profit increased 10% to $64.9 million and gross profit margin improved 120 basis points to 39.5% from 38.3% in the prior year. The improvements were attributable to reduced promotional activity and a decrease in warehousing labor and shipping costs.

Adjusted EBITDA increased $10.7 million to $1.5 million from a loss in the prior year of $9.2 million. Operating expenses decreased 7% due to lower catalog circulation costs.  Operating loss in the current quarter was $1.8 million compared to an operating loss of $12.3 million in the first quarter of 2009.

Liquidity and Capital Resources

As of March 31, 2010, HSNi had cash and cash equivalents of $261.1 million, down from $269.9 million at December 31, 2009. Net cash used in operating activities in the three months ended March 31, 2010 was $10.0 million compared to the $39.6 million generated in the same period last year. This variance is principally due to an increase in inventories to support sales growth and increased payments of trade payables and income taxes. Total debt was approximately $334.0 million as of March 31, 2010, resulting in a ratio of total debt to EBITDA, as defined in HSNi's credit agreement, of approximately 1.44x, as compared to a maximum allowable leverage ratio of 2.75x.

OTHER INFORMATION

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This press release may contain forward-looking statements relating to the future performance of HSNi, its operating segments and its consolidated subsidiaries that are based on current expectations, forecasts and assumptions. HSNi's actual results could differ materially from those predicted. Factors that could cause or contribute to such differences include but are not limited to: the impact of the current macroeconomic environment on consumer confidence and spending levels; whether national economic stimulus initiatives and measures to stabilize the economy will be successful in achieving their objectives within the expected timeframes; other changes in political, business and economic conditions, particularly those that affect consumer confidence, consumer spending or e-commerce growth; changes in the interest rate environment and developments in the overall credit markets; HSNi's business prospects and strategy, including whether HSNi's initiatives will be effective; changes in our relationships with pay television operators, vendors, manufacturers and other third parties; technological or regulatory changes; changes in senior management; our ability to offer new or alternative products and services in a cost effective manner and consumer acceptance of these products and services; and changes in product delivery costs.  More information about potential factors that could affect HSNi's business and financial results is included in our filings with the U.S. Securities and Exchange Commission ("SEC").  Other unknown or unpredictable factors that could also adversely affect HSNi's business, financial condition and results of operations may arise from time to time.  In light of these risks and uncertainties, any forward-looking statements may not prove to be accurate. Accordingly, you should not place undue reliance on any forward-looking statements, which only reflect the views of HSNi management as of the date of this press release. Such statements speak only to the date such statements are made and HSNi does not undertake to update any forward-looking statements. Historical results should not be considered as an indication of future performance.

Conference Call

Mindy Grossman, Chief Executive Officer, and Judy Schmeling, Executive Vice President and Chief Financial Officer, will hold a conference call on May 5, 2010 at 11:00 a.m., Eastern Time, to discuss these results. Those interested in participating in the conference call should dial 877-307-0246 or 224-357-2394 at least five minutes prior to the call. There will also be a simultaneous audio webcast available via HSNi's website at http://www.hsni.com.

A replay of the conference call can be accessed until Wednesday, May 19, 2010 by dialing 800-642-1687 or 706-645-9291, plus the passcode 68249583 and will also be hosted on HSNi's website for a limited time.

About HSN, Inc.

HSN, Inc. (Nasdaq:HSNI) is a $3 billion interactive multi-channel retailer with strong direct-to-consumer expertise among its two operating segments, HSN and Cornerstone. HSNi offers innovative, differentiated retail experiences on TV, online, via mobile devices, in catalogs, and in brick and mortar stores. HSN, a leading interactive multi-channel retailer which offers a curated assortment of exclusive products combined with top brand names, now reaches approximately 95 million homes (24 hours a day, seven days a week, live 364 days a year). HSN.com is a top 10 trafficked e-commerce site that offers a differentiated e-commerce experience by leveraging content, community and commerce. In addition to its existing media platforms, HSN is the industry leader in transactional innovation, including services such as Shop by Remote, the only service of its kind in the U.S., the HSN Shopping App for mobile handheld devices and Video on Demand. Cornerstone comprises leading home and apparel lifestyle brands including  Ballard Designs®, Frontgate®, Garnet Hill®, Improvements®, Smith + Noble®, The Territory Ahead® and TravelSmith®. Cornerstone distributes more than 200 million catalogs annually, operates seven separate e-commerce sites and operates 23 retail and outlet stores.

GAAP FINANCIAL STATEMENTS
HSN, INC. CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited; in thousands except per share amounts)

	Three Months Ended
	March 31,
	2010	2009

Net sales	$ 683,213	$ 629,620
Cost of sales	446,729	418,396
Gross profit	236,484	211,224
Operating expenses:
Selling and marketing	120,499	122,517
General and administrative	54,439	51,710
Production and programming	14,100	13,503
Amortization of intangible assets	141	141
Depreciation	9,810	9,451
Total operating expenses	198,989	197,322
Operating income	37,495	13,902
Other (expense) income:
Interest income	82	34
Interest expense	(8,376)	(8,950)
Total other expense, net	(8,294)	(8,916)
Income from continuing operations before income taxes	29,201	4,986
Income tax provision	(11,533)	(2,004)
Income from continuing operations	17,668	2,982
Loss from discontinued operations, net of tax	(15)	(28)
Net income	$ 17,653	$ 2,954

Income from continuing operations per share:
Basic	$ 0.31	$ 0.05
Diluted	$ 0.30	$ 0.05

Net income per share:
Basic	$ 0.31	$ 0.05
Diluted	$ 0.30	$ 0.05

Shares used in computing earnings per share:
Basic	56,800	56,339
Diluted	59,045	56,781

SEE IMPORTANT NOTES AT END OF THIS DOCUMENT

HSN, INC. CONSOLIDATED BALANCE SHEETS
(unaudited; in thousands)
	March 31,	December 31,
	2010	2009
ASSETS
Current assets:
Cash and cash equivalents	$ 261,080	$ 269,921
Accounts receivable	143,449	182,746
Inventories	271,773	261,473
Deferred income taxes	22,059	21,960
Prepaid expenses and other current assets	42,231	47,152
Total current assets	740,592	783,252
Property and equipment, net	152,045	157,051
Intangible assets, net	261,045	261,185
Other non-current assets	16,686	17,162
TOTAL ASSETS	$ 1,170,368	$ 1,218,650
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable, trade	$ 186,462	$ 222,787
Current maturities of long-term debt	6,349	4,762
Accrued expenses and other current liabilities	181,843	222,739
Total current liabilities	374,654	450,288
Long-term debt, net of current maturities	327,660	333,960
Deferred income taxes	77,934	76,413
Other long-term liabilities	14,912	13,959
Total liabilities	795,160	874,620

TOTAL SHAREHOLDERS' EQUITY	375,208	344,030
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$ 1,170,368	$ 1,218,650

HSN, INC. CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited; in thousands)
	Three Months Ended
	March 31,
	2010	2009

Cash flows from operating activities attributable to continuing operations:
Net income	$ 17,653	$ 2,954
Less: Loss from discontinued operations, net of tax	(15)	(28)
Income from continuing operations	17,668	2,982
Adjustments to reconcile income from continuing operations to net cash (used in) provided by operating activities attributable to continuing operations:
Depreciation	9,810	9,451
Amortization of intangible assets	141	141
Stock-based compensation expense	4,343	2,547
Amortization of cable and satellite distribution fees	840	841
Amortization of debt issuance costs	643	643
Loss on disposition of fixed assets	3	39
Deferred income taxes	1,422	(435)
Bad debt expense	4,882	4,516
Excess tax benefits from stock-based awards	(468)	--
Changes in current assets and liabilities:
Accounts receivable	33,669	34,074
Inventories	(10,300)	29,831
Prepaid expenses and other current assets	3,963	(4,838)
Accounts payable, accrued expenses and other current liabilities	(76,618)	(40,155)
Net cash (used in) provided by operating activities attributable to continuing operations	(10,002)	39,637
Cash flows from investing activities attributable to continuing operations:
Capital expenditures	(4,907)	(7,517)
Net cash used in investing activities attributable to continuing operations	(4,907)	(7,517)
Cash flows from financing activities attributable to continuing operations:
Repayment under revolving credit facility	--	(20,000)
Repayment of long-term debt	(4,762)	(3,750)
Proceeds received from stock option exercises	10,369	--
Excess tax benefits from stock-based awards	468	--
Net cash provided by (used in) financing activities attributable to continuing operations	6,075	(23,750)
Total cash (used in) provided by continuing operations	(8,834)	8,370
Total cash (used in) provided by operating activities attributable to discontinued operations	(7)	1,066
Net (decrease) increase in cash and cash equivalents	(8,841)	9,436
Cash and cash equivalents at beginning of period	269,921	177,463
Cash and cash equivalents at end of period	$ 261,080	$ 186,899

Table 4
RECONCILIATIONS OF GAAP TO NON-GAAP MEASURES
HSN, INC. RECONCILIATION OF GAAP EPS TO ADJUSTED EPS
(unaudited; in thousands except per share amounts)

	Three Months Ended
	March 31,
	2010	2009

Diluted earnings per share	$ 0.30	$ 0.05
Net income	$ 17,653	$ 2,954
Stock-based compensation expense	4,343	2,547
Amortization of intangible assets	141	141
Loss on disposition of fixed assets	3	39
Loss from discontinued operations, net of tax	15	28
Impact of income taxes	(642)	(1,064)
Adjusted Net Income	$ 21,513	$ 4,645
GAAP diluted weighted average shares outstanding	59,045	56,781
Adjusted EPS	$ 0.36	$ 0.08

HSN, INC. RECONCILIATION OF DETAILED SEGMENT RESULTS TO GAAP
(unaudited; in thousands)

	Three Months Ended March 31, 2010			Three Months Ended March 31, 2009
	HSN	Cornerstone	Total	HSN	Cornerstone	Total

Operating income (loss)	$ 39,295	$ (1,800)	$ 37,495	$ 26,151	$ (12,249)	$ 13,902
Stock-based compensation expense	3,271	1,072	4,343	1,955	592	2,547
Amortization of intangible assets	141	--	141	141	--	141
Depreciation	7,605	2,205	9,810	6,974	2,477	9,451
Loss on disposition of fixed assets	2	1	3	38	1	39
Adjusted EBITDA	$ 50,314	$ 1,478	$ 51,792	$ 35,259	$ (9,179)	$ 26,080

SEE IMPORTANT NOTES AT END OF THIS DOCUMENT

HSN, INC.'S PRINCIPLES OF FINANCIAL REPORTING

HSNi reports Adjusted EBITDA, Adjusted Net Income and Adjusted EPS, all of which are supplemental measures to GAAP. These measures are among the primary metrics by which we evaluate the performance of our businesses, on which our internal budgets are based and by which management is compensated. We believe that investors should have access to, and we are obligated to provide, the same set of tools that we use in analyzing our results.  These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results. HSNi endeavors to compensate for the limitations of the non-GAAP measures presented by providing the comparable GAAP measures with equal or greater prominence and descriptions of the reconciling items, including quantifying such items, to derive the non-GAAP measures. We encourage investors to examine the reconciling adjustments between the GAAP and non-GAAP measures contained in this release and which we discuss below.

Definitions of Non-GAAP Measures

Adjusted EBITDA is defined as operating income excluding, if applicable: (1) stock-based compensation expense and amortization of non-cash marketing, (2) amortization of intangibles, (3) depreciation and gains and losses on asset dispositions, (4) goodwill, long-lived asset and intangible asset impairments, (5) pro forma adjustments for significant acquisitions, and (6) one-time items. Adjusted EBITDA is not a measure determined in accordance with GAAP, and should not be considered a substitute for operating income, net income or any other measure determined in accordance with GAAP. Adjusted EBITDA is used as a measurement of operating efficiency and overall financial performance and HSNi believes it to be a helpful measure for those evaluating companies in the retail and media industries. Adjusted EBITDA measures the amount of income generated each period that could be used to service debt, pay taxes and fund capital expenditures. Adjusted EBITDA should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. Adjusted EBITDA has certain limitations in that it does not take into account the impact to HSNi's statement of operations of certain expenses, including stock-based compensation, amortization of non-cash marketing, amortization of intangibles, depreciation, gains and losses on asset dispositions, asset impairment charges, acquisition-related accounting and one-time items.

Adjusted Net Income generally captures all items on the statement of operations that have been, or ultimately will be, settled in cash and is defined as net income available to common shareholders excluding, net of tax effects, if applicable: (1) stock-based compensation expense and amortization of non-cash marketing, (2) amortization of intangible assets, (3) gains and losses on asset dispositions, (4) goodwill, long-lived asset and intangible asset impairments, (5) pro forma adjustments for significant acquisitions, (6) one-time items, and (7) discontinued operations.  We believe Adjusted Net Income is useful to investors because it represents HSNi's consolidated results taking into account charges which are not allocated to the operating businesses such as interest expense and taxes, but excluding the effects of identified non-cash expenses or one-time items.

Adjusted EPS is defined as Adjusted Net Income divided by diluted weighted average shares outstanding for Adjusted EPS purposes.  We believe Adjusted EPS is useful to investors because it represents, on a per share basis, HSNi's consolidated results, taking into account charges which are not allocated to the operating businesses such as interest expense and taxes, but excluding the effects of identified non-cash expenses or one-time items.  Adjusted Net Income and Adjusted EPS have the same limitations as Adjusted EBITDA. Therefore, we think it is important to evaluate these measures along with our consolidated statement of operations.

CONTACT: HSN, Inc.
         Analysts/Investors
         Felise Glantz Kissell
           727-872-7529
           felise.kissell@hsn.net
         Media
         Mia Carbonell
           727-872-4084
           mia.carbonell@hsn.net